Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Janus Investment Fund of our report dated August 21, 2025, relating to the financial statements and financial highlights of Janus Henderson Low Duration Multi-Sector Income Fund (formerly “Janus Henderson Absolute Return Income Opportunities Fund”) (one of the funds constituting Janus Investment Fund, the “Trust”), which appear in the Trust’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the cover page on the Statement of Additional Information and the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 2, 2026